For the fiscal period ended 6/30/04
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ? SP PIMCO High Yield
Portfolio

1.   Name of Issuer:
	Trinity Industries LE

2.   Date of Purchase
	03/05/04

3.   Number of Securities Purchased
	1,250

4.   Dollar Amount of Purchase
	$125,000

5.   Price Per Unit
	$100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	JP Morgan Chase Bank

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Credit Suisse First Boston
JP Morgan
Banc of America
Bank of Tokyo-Mitsubishi
BNP Paribas
Dresdner Kleinwort Wasserstein
Royal Bank of Scotland
Scotia Capital Inc.
Wachovia Securities